Exhibit 99.1

VAALCO ENERGY, INC. ANNOUNCES CHANGES IN

COMPANY LEADERSHIP

HOUSTON – March 22, 2019 – VAALCO Energy, Inc. (NYSE: EGY) today announced that Phil Patman, VAALCO’s Chief Financial Officer, has elected to resign from the Company, effective March 31, 2019, to pursue other interests. Elizabeth Prochnow, the Company’s Chief Accounting Officer, has been appointed by the Board to the role of Chief Financial Officer effective April 1, 2019.  Mr. Patman’s departure was not related to any issues regarding financial disclosures, accounting or legal matters.

Ms. Prochnow has served as VAALCO’s Chief Accounting Officer since joining the Company in March 2015. Ms. Prochnow has held a variety of senior finance leadership positions including Executive Vice President, Chief Financial Officer of Sterling Construction Company, Inc., and Vice President, Finance and Chief Financial Officer of Bristow Group Inc. Ms. Prochnow began her career as a public accountant at Arthur Andersen LLP in 1981. Ms. Prochnow holds a Bachelor of Arts and a Masters of Accounting from Rice University and is a certified public accountant in the State of Texas.

VAALCO also announced that the Board has appointed Michael Silver as Vice President and General Counsel effective April 1, 2019. Mr. Silver has nearly 30 years of experience in the energy industry. Prior to joining VAALCO in November 2018 in a non-executive role, Mr. Silver served as Managing Counsel for the Petroleum Division of BHP Group plc, Senior Counsel at Constellation Energy Commodities Group, Inc. and spent 17 years at ExxonMobil Corporation in the law department with multiple roles of increasing responsibilities. Mr. Silver holds a Bachelor of Arts degree in International Affairs from Lafayette College, an M.B.A. from the Duke University Fuqua School of Business and a J.D. from the Duke University School of Law.  Mr. Silver is a member of the State Bar of Texas.

Cary Bounds, Chief Executive Officer, commented, “We wish Phil well in his future endeavors and want to thank him for his contributions over the past two years. Liz has been an integral leader for VAALCO over these past four years and her knowledge of the Company, coupled with her comprehensive financial background and experience will allow for a smooth transition. We are pleased to promote Michael to an executive role and believe he will be a great addition to our leadership team. His extensive experience in the energy industry will benefit us as we look to deliver on our Company goals. We remain focused on the near-term and long-term opportunities at Etame and are poised financially and operationally to deliver profitable growth and value for our shareholders.”

About VAALCO

VAALCO Energy, Inc. is a Houston-based independent energy company principally engaged in the acquisition, development and production of crude oil. The Company's properties and acreage are located primarily in Gabon and Equatorial Guinea in West Africa.

Investor Contact

Al Petrie 713-543-3422